                                                                    EXHIBIT 99.4

Consolidated Financial Statements of

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
(in United States dollars)

Years ended September 30, 2002, 2001 and 2000

INDEPENDENT AUDITORS' REPORT

To the Stockholder of
Sterling Canada, Inc.

We have audited the accompanying consolidated balance sheets of Sterling Canada, Inc. (Debtor-in-Possession) (the "Company") and subsidiaries as of September 30, 2002 and 2001 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP

Chartered Accountants

Mississauga, Ontario, Canada

November 1, 2002, except as to Note 1, which is as of December 13, 2002


  COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE

As discussed in Note 1, on July 16, 2001, the Debtors (as defined in Note 1) filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do no purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in the Company's business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, Sterling Chemicals Inc.'s (the Company's parent) recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                    September 30,
                                                                              ---------------------------
                                                                                 2002              2001
                                                                              ---------         ---------
ASSETS

CURRENT
  Cash and cash equivalents                                                   $   3,619         $   1,100
  Accounts receivable, net                                                       29,600            34,668
  Inventories (Note 2)                                                            7,236             9,190
  Prepaid expenses                                                                1,204               887
                                                                              ---------         ---------
                                                                                 41,659            45,845

Property, plant and equipment, net (Note 2)                                     100,293           107,093
Due from parent company (Note 1)                                                220,802           203,793
Other assets (Note 2)                                                             4,078             9,869
                                                                              ---------         ---------
                                                                              $ 366,832         $ 366,600
                                                                              =========         =========

LIABILITIES

CURRENT
  Accounts payable                                                            $  15,424         $  11,996
  Due to parent company                                                             609               668
  Accrued liabilities (Note 2)                                                    5,635             4,506
  Current portion of long-term debt (Note 4)                                      4,071             1,206
                                                                              ---------         ---------
                                                                                 25,739            18,376

Pre-petition liabilities - subject to compromise (Note 3)                       181,675           181,965
Pre-petition liabilities - not subject to compromise (Notes 3 and 4)             82,491            73,084
Long-term debt (Note 4)                                                           1,164            18,798
Deferred income taxes (Note 6)                                                    8,413             9,171
Deferred credits and other liabilities (Note 2)                                   9,361             9,909
                                                                              ---------         ---------
                                                                                308,843           311,303
                                                                              ---------         ---------

COMMITMENTS AND CONTINGENCIES (Notes 1, 3, 4 and 8)

STOCKHOLDER'S EQUITY
  Common Stock                                                                     ---               ---
  Additional paid-in capital                                                     83,396            83,396
  Retained earnings                                                               7,151             3,921
  Accumulated other comprehensive loss                                          (32,558)          (32,020)
                                                                              ---------         ---------
                                                                                 57,989            55,297
                                                                              ---------         ---------
                                                                              $ 366,832         $ 366,600
                                                                              =========         =========

The accompanying notes are an integral part of these consolidated financial statements.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                            Year ended September 30,
                                                --------------------------------------------
                                                   2002             2001              2000
                                                ---------        ---------         ---------

REVENUES                                        $ 186,715        $ 187,625         $ 185,763

COST OF GOODS SOLD                                146,869          148,781           147,608
                                                ---------        ---------         ---------
GROSS PROFIT                                       39,846           38,844            38,155

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                          9,535            8,368            12,746
REORGANIZATION EXPENSE (Note 1)                     4,204            2,072                --
INTEREST AND DEBT RELATED
  EXPENSES, NET (Note 3) (1)                       10,997           26,077            29,768
                                                ---------        ---------         ---------
INCOME BEFORE INCOME TAXES                         15,110            2,327            (4,359)

PROVISION FOR INCOME TAXES (Note 6)                11,880           16,169             2,946
                                                ---------        ---------         ---------
NET INCOME (LOSS)                               $   3,230        $ (13,842)        $  (7,305)
                                                =========        =========         =========


The accompanying notes are an integral part of these consolidated financial statements.

(1) Contractual interest on allocated debt for the fiscal years ended September 30, 2002 and 2001 totaled $41,570 and $30,351, respectively (Note 3).

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                               Accumulated
                                              Additional                          Other
                                 Common        Paid-In          Retained      Comprehensive
                                 Stock         Capital          Earnings           Loss            Total
                                --------       --------         --------      -------------       --------

Balance, September 30, 1999           --       $ 83,396         $ 25,068         $(27,500)        $ 80,964
Comprehensive income:
  Net loss                            --             --           (7,305)              --
  Translation adjustment              --             --               --           (1,533)
    Comprehensive loss                                                                              (8,838)
                                --------       --------         --------         --------         --------

Balance, September 30, 2000           --         83,396           17,763          (29,033)          72,126
Comprehensive income:
  Net loss                            --             --          (13,842)              --
  Translation adjustment              --             --               --           (2,987)
    Comprehensive loss                                                                             (16,829)
                                --------       --------         --------         --------         --------

Balance, September 30, 2001           --         83,396            3,921          (32,020)          55,297
Comprehensive income:
  Net income                          --             --            3,230               --
  Pension adjustment                  --             --               --             (192)
  Translation adjustment              --             --               --             (346)
    Comprehensive income                                                                             2,692
                                 --------      --------         --------         --------         --------
Balance, September 30, 2002            --      $ 83,396         $  7,151         $(32,558)        $ 57,989
                                 ========      ========         ========         ========         ========


The accompanying notes are an integral part of these consolidated financial statements.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                             Year ended September 30,
                                                                    ------------------------------------------
                                                                      2002             2001             2000
                                                                    --------         --------         --------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                 $  3,230         $(13,842)        $ (7,305)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation and amortization                                   18,175           18,986           19,476
      Deferred tax expense                                            (1,509)          13,131            1,066
      Other                                                              670            2,680               60

  Changes in assets/liabilities: (1)
    Accounts receivable                                                4,980           14,125          (16,588)
    Inventories                                                        1,969           (2,097)          (1,171)
    Prepaid expenses                                                    (343)            (363)           1,301
    Due from parent                                                  (17,009)         (46,401)         (18,595)
    Other assets                                                        (643)          (1,293)           8,802
    Accounts payable                                                   4,228              449              798
    Accrued liabilities (Note 3)                                      10,301            1,120            5,273
    Other liabilities                                                     --            1,273            3,907
                                                                    --------         --------         --------
  Net cash (used in) provided by operating activities                 24,049          (12,232)          (2,976)
                                                                    --------         --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                (6,519)          (5,754)          (5,466)
                                                                    --------         --------         --------
  Net cash used in investing activities                               (6,519)          (5,754)          (5,466)
                                                                    --------         --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES: (1)
   Proceeds from issuance of long-term debt                               --           20,004               --
   Repayment of long-term debt                                       (14,800)              --               --
   Debt issuance costs                                                  (206)          (1,007)              --
                                                                    --------         --------         --------
   Net cash provided by (used in) financing activities               (15,006)          18,997               --
                                                                    --------         --------         --------
Effect of United States/Canadian exchange rate on cash                    (5)               3              (60)
                                                                    --------         --------         --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                     2,519            1,014           (8,502)
CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                                                      1,100               86            8,588
                                                                    --------         --------         --------
CASH AND CASH EQUIVALENTS,
END OF YEAR                                                         $  3,619         $  1,100         $     86
                                                                    ========         ========         ========

Supplemental disclosures of cash flow information:
  Income taxes paid                                                 $ (3,899)        $ (1,961)        $   (696)
  Interest paid, net of interest income received                    $   (814)        $ (1,130)        $     --

The accompanying notes are an integral part of these combined financial statements.

(1) Changes in assets/liabilities adjusted for reclassifications to pre-petition liabilities in fiscal 2001.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Sterling Canada, Inc., (incorporated in the United States of America) through its subsidiaries (Sterling Canada, Inc. and its subsidiaries, collectively, the "Company") manufactures chemicals for use primarily in the pulp and paper industry at four plants in Canada and one plant in Valdosta, Georgia. These plants primarily produce sodium chlorate, a chemical used primarily to make chlorine dioxide, which in turn is used by pulp mills in the pulp bleaching process. The Company also produces sodium chlorite at one of its Canadian locations and oversees construction of large-scale chlorine dioxide generators for the pulp and paper industry.

        The consolidated financial statements of Sterling Canada, Inc. represent the financial statements of Sterling Canada, Inc. and its subsidiaries. Sterling Canada, Inc. is a wholly-owned subsidiary of Sterling Chemicals, Inc. ("Chemicals"), which was previously a wholly-owned subsidiary of Sterling Chemicals Holdings, Inc. ("Holdings").

        BASIS OF PRESENTATION

        The accompanying consolidated financial statements have been prepared on the going concern basis of accounting, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the ordinary course of business. On July 16, 2001 (the "Petition Date"), Holdings, Chemicals and most of their U.S. subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") and began operating their businesses as debtors-in-possession pursuant to the Bankruptcy Code. None of Chemicals' foreign subsidiaries, including the Canadian subsidiaries, were included in the Chapter 11 filings. The accompanying consolidated financial statements have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise as of the Petition Date and identification of all transactions and events that are directly associated with the reorganization of the Debtors.

        The filing of the Chapter 11 petitions was driven by the Debtors' inability to meet their funded debt obligations over the long-term, largely brought about by weak demand for petrochemicals products caused by declines in general worldwide economic conditions, the relative strength of the U.S. dollar (which caused the Debtors' export sales to be at a competitive disadvantage) and higher raw material and energy costs. As a result of these conditions, the Debtors incurred significant operating losses. Chapter 11 is designed to permit debtors to preserve cash and to give debtors the opportunity to restructure their debt. During the pendency of the Chapter 11 cases, with approval of the Bankruptcy Court, the Debtors have assumed favorable pre-petition contracts and leases, rejected unfavorable pre-petition contracts and leases and entered into purchase and sale agreements to otherwise dispose of assets. Most of these actions will be consummated on or before the effective date of the Debtors' plan of reorganization (the "Plan").

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        The consummation of the Plan is the primary objective of the Debtors. On May 14, 2002, the Debtors filed the Plan with the Bankruptcy Court, along with an accompanying Disclosure Statement. As a result of negotiations among the key creditor constituencies in the Chapter 11 cases, including Resurgence Asset Management, L.L.C.("Resurgence"), the single largest unsecured creditor and a proposed equity investor in the reorganized company, a revised Plan and Disclosure Statement were filed with the Bankruptcy Court on September 13, 2002. The Plan and the Disclosure Statement were further revised on October 7, 2002 and October 11, 2002, in connection with the hearing in the Bankruptcy Court to consider the adequacy of the Disclosure Statement. On October 11, 2002, the Bankruptcy Court issued an order approving the Disclosure Statement and authorizing the Debtors to commence the process of soliciting votes to accept or reject the Plan, with a voting deadline of November 13, 2002. The approval of the Disclosure Statement and the authorization to commence the solicitation of votes was made subject to the conduct of an alternative plan process. As part of that process, alternative plan proposals were required to be submitted by no later than October 28, 2002, however, no such proposals were received by the deadline. The Plan was approved by a large percentage of the votes cast and, on November 20, 2002, the Plan was confirmed by the Bankruptcy Court.

        The Plan provides for the sale of the Debtors' pulp chemicals business, which includes the Company, to Superior Propane Inc. ("Superior") and the transfer of the Debtors' acrylic fibers business pursuant to a management buyout for little or no consideration, effective upon consummation of the plan, and for the continuation of the Debtors' core petrochemicals business as restructured under the Plan. A portion of the net proceeds from the sale of the pulp chemicals business, $80 million, will remain with the Debtors and will be used to fund the Debtors' obligations under the Plan and to support future operations of the restructured petrochemicals business. The remaining net proceeds will be allocated to the holders of the 12 3/8% Senior Secured Notes, who will also receive approximately $93 million in secured notes in satisfaction of their claims. The holders of Holdings' 13 1/2% Senior Secured Discount Notes were issued 65,000 shares of new common equity of Chemicals. Unsecured creditors of the Debtors (other than unsecured creditors of Holdings), which include holders of Chemicals' 11 1/4% Senior Subordinated Notes and 11 3/4% Senior Subordinated Notes, will receive a pro rata share of 11.7% of the new Chemicals' shares to be issued pursuant to the Plan, thereby participating in the common equity ownership of the restructured petrochemicals business, along with Resurgence and its affiliated client accounts (the "Investor").
        The Investor has agreed to provide equity funding of $30 million in exchange for certain new preferred equity interests in the reorganized company and to underwrite an additional $30 million of equity funding through a rights offering for common equity interests in the reorganized company. All or a portion of certain unsecured claims will be paid if contracts associated with their claim are assumed pursuant to orders of the Bankruptcy Court. Following the satisfaction or waiver of certain conditions, Chemicals expects the Plan to become effective on or before December 31, 2002, at which time the Debtors will emerge from Chapter 11.

        Chemicals has received an exit financing commitment from The CIT Group/Business Credit, Inc. for a $100 million secured revolving credit facility for the restructured petrochemicals business (the "Revolver"). Chemicals is in the process of finalizing this agreement and it is expected to close contemporaneously with the Debtors' emergence from Chapter 11. The DIP Financing (as described in Note 4) will be retired concurrent with the emergence from Chapter 11.

        Reorganization items reflected in the Statement of Operations for fiscal 2002 and fiscal 2001 are composed primarily of professional fees directly related to the bankruptcy cases.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Emergence from Chapter 11 in accordance with the confirmed Plan is dependent upon several factors, including:

        o consummation of the sale of the Debtors' pulp chemicals business to Superior,

        o transfer of the Debtors' acrylic fibers facility pursuant to a management buyout;

        o       receipt of investment funds from Resurgence and

        o       finalization of the Revolver.

        While no assurance can be provided, Chemicals believes that it will satisfactorily complete these items and emerge from Chapter 11.

        The ability of the Debtors to continue as a going concern is dependent upon the Debtors' emergence from Chapter 11 with the capital structure contemplated under the Plan. As the Debtors can give no assurance that they will accomplish any of the foregoing, there is substantial doubt about Chemicals' and the Debtors' ability to continue as a going concern. The accompanying financial statements do not purport to reflect or provide for the consequence of the bankruptcy proceedings and do not include any adjustments that might result from the outcome of the going concern uncertainty.

        SIGNIFICANT ACCOUNTING POLICIES

        The significant accounting policies of the Company are described below.

        The consolidated financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America ("U.S.") and are in U.S. dollars.

        Principles of consolidation

        The consolidated financial statements include the accounts of (i) Sterling Canada, Inc. and its subsidiaries, Sterling Pulp Chemicals, Ltd., Sterling Pulp Chemicals, Inc., Sterling Pulp Chemicals US, Inc., Sterling NRO, Ltd., Sterling Pulp Chemicals Fuzhou Ltd. and Sterling Pulp Chemicals (Australia) Pty Limited. All significant intercompany accounts and transactions have been eliminated.

        Cash and cash equivalents

        The Company considers all investments with an original maturity of three months or less to be cash equivalents.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Significant accounting policies (continued)

        Inventories

        Inventories are stated at the lower of cost and market. Cost is determined on the first-in first-out basis, except for stores and supplies that are valued at average cost.

        The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory.

        Property, plant, and equipment

        Property, plant, and equipment are recorded at cost. Major renewals and improvements which extend the useful lives of equipment are capitalized, while repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying costs less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 3 to 25 years, with the predominant life of plant and equipment being 15 years.

        Impairment of long-lived assets

        Impairment tests of long-lived assets are made when conditions indicate their carrying costs may not be recoverable. Such impairment tests are based on a comparison of undiscounted future cash flows to the carrying cost of the asset. If an impairment is indicated, the asset value is written down to its estimated fair value.

        Investment tax credits

        Investment tax credits are accounted for using the flow-through method whereby the investment tax credit is treated as a reduction of income taxes for the year in which the credit arises.

        Patents and royalties

        The costs of patents are amortized on a straight-line basis over their estimated useful lives, which approximate ten years. The Company capitalized the value of its chlorine dioxide generator technology acquired in fiscal 1992 based on the net present value of all estimated remaining royalty payments associated with this technology. The resulting intangible amount is included in other assets and is amortized over the average life for these royalty payments of ten years.

        Income taxes

        The Company's U.S. subsidiaries are included in the consolidated U.S. federal income tax returns filed by Holdings and Chemicals. The Company's provision for U.S. income taxes has been allocated as if the Company filed its annual tax returns on a separate return basis.
        The Company's Canadian subsidiaries file separate federal
        Canadian tax returns, as well as returns in the provinces in which they operate. Deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Revenue recognition

        The Company generates revenues through sales in the open market pursuant to short-term and long-term contracts with its customers. The Company recognizes revenue from sales as the products are shipped and collection is reasonably assured. Revenues associated with the constructing of chlorine dioxide generators are recognized using the percentage of completion method based on cost incurred compared to total estimated cost. The Company also receives prepaid royalties for use of its chlorine dioxide generator technology, which are recognized as revenues over the royalty period of ten years. The Company classifies amounts billed to customers for shipping and handling as revenues, with the related shipping and handling costs included in cost of goods sold.

        Foreign currency translation

        Assets and liabilities denominated in Canadian dollars are translated into United States dollars at year-end exchange rates and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are included as a component of accumulated other comprehensive income, while transaction gains and losses are included in operations when incurred.

        Earnings per share

        Chemicals either directly or indirectly holds all issued and outstanding shares of the Company entities and, accordingly, earnings per share information is not presented.

        Environmental costs

        Environmental costs are expensed as incurred unless the expenditures extend the economic useful life of the relevant assets. Costs that extend the economic life of assets are capitalized and depreciated over the remaining life of those assets. Liabilities are recorded when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated.

        Disclosures about fair value of financial instruments

        In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities due to the short maturities of those instruments. The fair values of long-term debt instruments allocated to the Company by Chemicals are estimated based upon quoted market values (if applicable) or on the current interest rates available for debt with similar terms and remaining maturities. The fair value of the amount due from parent company (non-interest bearing), pre-petition liabilities subject to compromise and pre-petition liabilities not subject to compromise is not possible to determine given the uncertainty of the impact of the bankruptcy proceedings. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Accounting estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        Allocations

        The Company is wholly owned by Chemicals, which incurs certain direct and indirect expenses for the benefit and support of the Company. These services include, among others, tax planning, treasury, legal, risk management, and the maintenance of insurance coverage for the Company. Chemicals allocated $2.3 million, $2.3 million, and $3.5 million of such expenses to the Company in fiscal years 2002, 2001, and 2000, respectively, which are included in selling, general, and administrative expenses. Additionally, Chemicals allocated $4.2 and $2.1 of reorganization expenses primarily comprised of professional fees directly related to the bankruptcy during fiscal 2002 and 2001, respectively. Allocations are based on the Company's proportionate share of the respective amounts and are determined using various criteria including headcount, payroll, number of vehicles, amount of pre-petition liabilities and revenue.

        New accounting standards

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method and further requires separate identification and recognition of intangible assets, other than goodwill. The statement applies to all business combinations initiated after June 30, 2001.

        SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. SFAS No. 142 is effective for fiscal periods beginning after December 15, 2001. The Company believes that the adoption of SFAS No. 141 or 142 will not have a significant impact on its financial statements.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is in the process of evaluating the impact of SFAS No. 143 on its financial statements.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        New accounting standards (continued)

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact of SFAS No. 144 on its financial statements.

        In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates Statement No. 4 and as a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of SFAS No. 4 apply to fiscal years beginning after May 15, 2002. The provisions of this Statement related to SFAS No. 13 apply to transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a significant impact on the Company's financial statements.

        In July 2002, the FASB issued SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company has not yet adopted SFAS No. 146 nor determined the effect of the adoption of SFAS No. 146 on the financial position or results of operations.

        Reclassification

        Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on the net income (loss) or stockholder's equity.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

                                                          September 30,
                                                   ---------------------------
                                                      2002              2001
                                                   ---------         ---------
                                                       (Dollars in Thousands)

Inventories:
  Finished products                                $   3,840         $   5,821
  Raw materials                                          251               259
                                                   ---------         ---------

Inventories, at cost                                   4,091             6,080
Inventories under exchange agreements                    (63)               80
Stores and supplies                                    3,208             3,030
                                                   ---------         ---------
                                                   $   7,236         $   9,190
                                                   =========         =========

Property, plant and equipment:
  Land                                             $   1,355         $   1,362
  Buildings                                           26,853            26,671
  Plant and equipment                                168,313           163,602
                                                   ---------         ---------
Property, plant and equipment, at cost               196,521           191,635
Less accumulated depreciation                        (96,228)          (84,542)
                                                   ---------         ---------
                                                   $ 100,293         $ 107,093
                                                   =========         =========

Other assets:
  Debt placement fees, net                         $     787         $   1,007
  Capitalized project costs                            1,917             1,358
  Intangible assets, net                                  --             5,924
  Prepaid pension asset                                  116               170
  Other                                                1,258             1,410
                                                   ---------         ---------
                                                   $   4,078         $   9,869
                                                   =========         =========

Accrued liabilities:
  Accrued compensation                             $   1,480         $     565
  Accrued interest                                        --               136
  Pension liability                                    1,087               712
  Other                                                3,068             3,093
                                                   ---------         ---------
                                                   $   5,635         $   4,506
                                                   =========         =========

Deferred credits and other liabilities
  Deferred revenue                                 $   5,115         $   5,836
  Accrued pension liability                              308               170
  Accrued postretirement benefits
    other than pensions                                3,938             3,903
                                                   ---------         ---------
                                                   $   9,361         $   9,909
                                                   =========         =========

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.      PRE-PETITION LIABILITIES

        LIABILITIES SUBJECT TO COMPROMISE

        The principal categories of claims classified as liabilities subject to compromise under reorganization proceedings are identified below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims or other events, including the reconciliation of claims filed with the Bankruptcy Court to amounts recorded in the accompanying consolidated financial statements. Additional pre-petition claims may arise from rejection of additional executory contracts or unexpired leases by the Debtors. Under a confirmed plan of reorganization, all pre-petition claims subject to compromise may be paid and discharged at amounts substantially less than their allowed amounts.

        In August of 1996, in connection with a recapitalization transaction, Chemicals allocated $276.8 million of debt to the Company. Principal payments were allocated to the Company by Chemicals as scheduled principal payments were made on a basis consistent with the original allocation. In addition, the Company has made payments to Chemicals, from time to time, out of available cash which were applied by Chemicals as a reduction of the principal of the previously allocated debt. Interest expense is allocated to the Company based on the terms of Chemicals' debt agreements.

        Recorded liabilities subject to compromise under Chapter 11 proceedings consisted of:

                                                            September 30,
                                                     ---------------------------
                                                        2002              2001
                                                     ---------         ---------
                                                        (Dollars in Thousands)

Accrued liabilities                                  $      --         $     130
Trade accounts payable                                   2,607             2,767
Accrued interest                                         5,846             5,846
Allocated debt(1)
11 1/4% Notes                                           52,224            52,224
11 3/4% Notes                                          120,998           120,998
                                                     ---------         ---------
Total liabilities subject to compromise              $ 181,675         $ 181,965
                                                     =========         =========

        (1) Debt liabilities are presented net of allocated unamortized debt issue costs of $3.6 million for both September 30, 2002 and September 30, 2001.

        As a result of the bankruptcy filing, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until a plan of reorganization defining the repayment terms has been confirmed. The total allocated interest on pre-petition debt that was not paid or charged to earnings was $4.2 million for the period from July 16, 2001 to September 30, 2001 and $30.6 million for fiscal 2002. Such interest is not being accrued since management believes it is not probable that it will be treated as an allowed claim. The Bankruptcy Code generally disallows the payment of post-petition interest that accrues with respect to unsecured or undersecured claims.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.      PRE-PETITION LIABILITIES (CONTINUED)

        LIABILITIES NOT SUBJECT TO COMPROMISE

        The principal categories of claims classified as liabilities not subject to compromise under reorganization proceedings are identified below. Management believes all amounts below are fully secured liabilities that are not expected to be compromised.

        Recorded liabilities not subject to compromise under Chapter 11 proceedings consisted of:

                                                                   September 30,
                                                              ----------------------
                                                                2002           2001
                                                              -------        -------
                                                               (Dollars in Thousands)
Debt allocated from Parent
12 3/8% Senior secured notes (see Note 4)                     $67,152        $67,152
Accrued interest on 12 3/8% Senior secured notes               15,339          5,932
                                                              -------        -------
Total liabilities not subject to compromise                   $82,491        $73,084
                                                              =======        =======

4.      LONG-TERM DEBT

        This note contains information regarding the Company's debt as of September 30, 2002 and September 30, 2001. As a result of the filing of the Chapter 11 cases previously described, no payments will be made by the Debtors on pre-petition debt except as approved by the Bankruptcy Court.

        Upon the filing of the Chapter 11 cases by the Debtors, an Event of Default occurred under the Prior Credit Agreement (as defined below) and each of the indentures governing the outstanding notes of Chemicals and all of this indebtedness was accelerated and became immediately due and payable. The Prior Revolvers (as defined below) were completely paid off with the proceeds of the initial draw under the DIP Financing (as defined below). During the pendency of the Chapter 11 cases, the Debtors will not, for the most part, be subject to the restrictions contained in the Prior Credit Agreement (as defined below) or any of the indentures. However, the Debtors will be subject to the restrictions contained in the DIP Financing. Sterling Pulp Chemicals, Ltd. ("Sterling Pulp") will be subject to restrictions contained in both the DIP Financing (as defined below) and the Canadian Financing Agreement (as defined below).

        Effective July 19, 2001, the Debtors (excluding Holdings) entered into a Revolving Credit Agreement with a group of lenders led by The CIT Group/Business Credit, Inc. to provide up to $195 million in Debtor-In-Possession financing (the "DIP Financing"). By interim order dated July 18, 2001 and final order dated September 14, 2001, the Bankruptcy Court approved up to $155 million in lending commitments under the DIP Financing (the "Base Facility"), which was later increased to $195 million through the entry of a priming order by the Bankruptcy Court on November 2, 2001 (the "Priming Facility"). In separate actions, the indenture trustee for Chemicals' 12 3/8% Senior Secured Notes appealed both the final order for the Base Facility and the priming order for the Priming Facility to the United States District Court.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.      LONG-TERM DEBT (CONTINUED)

        After numerous proceedings before the United States District Court and the Bankruptcy Court, the United States District Court ultimately upheld the final order for the Base Facility in its original form and upheld the priming order for the Priming Facility in a modified form. The indenture trustee appealed these decisions by the United States District Court to the United States Court of Appeals for the 5th Circuit. The 5th Circuit consolidated all of the pending appeals. By agreement of the indenture trustee, the consolidated appeal has been held in abeyance pending the effectiveness of the Plan. Under the Plan, the indenture trustee will file a voluntary dismissal of the consolidated appeal upon the effective date of the Plan. In the event that the Plan does not become effective on or before January 1, 2003, in the absence of an agreement or order holding the consolidated appeal in abeyance for a longer period, the indenture trustee will be free to further pursue the consolidated appeal if it so desires.

        Under the DIP Financing, the Debtors (excluding Holdings) are co-borrowers and are jointly and severally liable for any indebtedness thereunder. The Base Facility consists of:

        o       a $70 million fixed assets revolving credit facility secured by:

                o first priority liens on all of the capital stock of the co-borrowers (other than Chemicals), all of Chemicals' United States production facilities and related assets and 35% of the capital stock of certain of the subsidiaries incorporated outside the United States; and

                o second priority liens on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers and 65% of the capital stock of certain of the subsidiaries incorporated outside the United States; and

        o       an $85 million current assets revolving credit facility secured by:

                o a first priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers;

                o a second priority lien on 35% of the capital stock of certain of Chemicals' subsidiaries incorporated outside the United States; and

                o third priority liens on the remaining 65% of that stock, all of the capital stock of the co-borrowers (other than Chemicals) and all of Chemicals' United States production facilities and related assets.

        Upon entry of the priming order, the maximum availability under the current assets revolving credit facility was increased to $125 million. The monthly borrowing base was revised to consist of 85% of eligible accounts receivable, the lesser of $10 million or 33% of specified estimated future royalty payments related to the Debtors' chlorine dioxide generator technology and 65% of eligible inventory, with an inventory cap of $62.5 million, and, the amount by which the borrowing base for the current assets revolver is required to exceed outstanding borrowings was reduced to $6 million. During October 2002, an amendment to the DIP Financing was effected, resulting in abolishment of the minimum EBITDA covenant unless excess availability (as defined in the amendment) falls below $25.0 million. In addition, the amount by which the borrowing base for the current assets revolver must exceed borrowings was increased to $12 million at all times.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.       LONG-TERM DEBT (CONTINUED)

         If the priming order remains effective and the total commitments under the current assets revolver are increased to $125 million, the incremental $40 million is secured by first priority liens on all of the U.S. production facilities and related assets and all of the capital stock of the co-borrowers (other than Chemicals) to secure up to $40 million under the current assets revolver, as well as all of the same collateral securing the initial $85 million current assets revolver. Consequently, after giving effect to the priming order, the DIP Financing consists of:

         o        a $70 million fixed assets revolving credit facility secured by:

                  - second priority liens on all of the U.S. production facilities and related assets, all of the capital stock of the co-borrowers (other than Chemicals), all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers and 35% of the capital stock of certain of the subsidiaries incorporated outside the United States; and

                  - a third priority lien on the remaining 65% of that stock; and

         o        a $125 million current assets revolving credit facility:

                  - $40 million of which is secured by first priority liens on all of the U.S. production facilities and related assets, all of the capital stock of the co-borrowers (other than Chemicals) and 35% of the capital stock of certain of the subsidiaries incorporated outside the United States and a second priority lien on the remaining 65% of that stock; and

                  - all of which is secured by a first priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers, third priority liens on 35% of the capital stock of certain of the subsidiaries incorporated outside the United States and fourth priority liens on the remaining 65% of that stock, all of the capital stock of the co-borrowers (other than Chemicals) and all of Chemicals' U.S. production facilities and related assets.

         Borrowings under the fixed assets revolving credit facility bear interest, at Chemicals' option, at an annual rate of either the "LIBOR Rate" (as defined in the DIP Financing) plus 3.75% or the "Alternate Base Rate" (as defined in the DIP Financing) plus 2.25%. Borrowings under the current assets revolving credit facility bear interest, at Chemicals' option, at an annual rate of either the LIBOR Rate plus 3.50% or the Alternate Base Rate plus 2.00%. At September 30, 2002, the weighted-average interest rate in effect was 6.0%. The DIP Financing also requires Chemicals and the co-borrowers to pay an aggregate commitment fee ranging from 0.75% to 1.25% on the unused portion of the commitment for the fixed assets revolving credit facility, depending on the amount drawn, and an aggregate commitment fee of 0.5% on the unused portion of the commitment for the current assets revolving credit facility.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.       LONG-TERM DEBT (CONTINUED)

         At September 30, 2002, the total credit available under the DIP Financing was $139.1 million due to the current assets revolver portion of the DIP Financing borrowing base limitations discussed above. At September 30, 2002, $57.2 million was drawn under the fixed assets revolver portion of the DIP Financing and there were no borrowings outstanding under the current assets revolver. In addition, approximately $3.6 million of letters of credit were outstanding under the current assets revolver, leaving at September 30, 2002, unused borrowing capacity under the DIP Financing of approximately $78.3 million. No borrowings under the DIP Financing have been allocated to the Company.

         In August of 1996, in connection with a recapitalization transaction, Chemicals allocated $276.8 million of debt to the Company. Principal payments were allocated to the Company by Chemicals as scheduled principal payments were made on a basis consistent with the original allocation. In addition, the Company has made payments to Chemicals, from time to time, out of available cash which were applied by Chemicals as a reduction of the principal of the previously allocated debt. Interest expense is allocated to the Company based on the terms of Chemicals' debt agreements. At September 30, 2002, the interest rate on allocated debt was 12.375% (2001 - ranged from 11.25% to 12.375%). Debt issue costs relating to allocated long-term debt have been allocated to the Company by Chemicals on a basis consistent with long-term debt and are included as a valuation against pre-petition liabilities subject to compromise.

         As of July 11, 2001, Sterling Pulp entered into a financing agreement with CIT Company Credit (Canada) Inc. ("CIT Canada") to provide up to the Canadian dollar equivalent of U.S. $30 million (the "Canadian Financing Agreement"). The initial advance under this facility, approximately U.S. $20 million, was used by Sterling Pulp to discharge a portion of an intercompany debt and was ultimately transferred to the Debtors through an intercompany loan. The intercompany loan was approved by the Bankruptcy Court's interim order entered on July 18, 2001 and final order entered on September 14, 2001, which is a subject of the appeal of the final order discussed above. Under the Plan, the intercompany loan will be extinguished concurrent with the Debtors' emergence from Chapter 11. The initial term of the Canadian Financing Agreement extends to July 2004. CIT Canada has been notified of the expected termination of the Canadian Financing Agreement that will occur concurrent with the sale of the Debtors' pulp chemicals business to Superior. All outstanding balances under the Canadian Financing Agreement will be paid from the proceeds of the sale.

         Available credit under the CIT Canada revolver is generally subject to a borrowing limit equal to the lesser of Cdn. $25 million and the amount determined as follows: 85% of eligible accounts receivable, plus the lesser of 50% of the aggregate amount of the obligations outstanding and 65% of the value of eligible inventory. As of September 30, 2002 the Company has no outstanding obligations against the borrowing base.

         At September 30, 2002 and 2001, $5.2 million (against the term loan) and $20 million (against the term loan and the revolver), respectively, was drawn under the Canadian Financing Agreement. Borrowings under the Canadian Financing Agreement bear interest at the CIBC Bank Rate (as defined in the Canadian Financing Agreement) plus between 2.0% and 2.5%, or at the LIBOR Rate plus 3.5%.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.       LONG-TERM DEBT (CONTINUED)

         The DIP Financing and the Canadian Financing Agreement contain numerous covenants, including, but not limited to, restrictions on the ability to incur indebtedness, create liens and sell assets, as well as maintenance of certain financial covenants.

         On July 23, 1999, Chemicals completed a private offering of $295,000,000 of its 12 3/8% Senior Secured Notes due 2006, which were subsequently exchanged for publicly registered 12 3/8% Notes with substantially similar terms (the "12 3/8% Notes"). The 12 3/8% Notes are senior secured obligations of Chemicals and rank equally in right of payment with all other existing and future senior indebtedness of Chemicals and senior in right of payment to all existing and future subordinated indebtedness of Chemicals. The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect United States subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis. Each subsidiary's guarantee ranks equally in right of payment with all of that subsidiary's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of that subsidiary. The 12 3/8% Notes and the subsidiary guarantees are secured by:

         o a second priority lien on all of Chemicals' United States production facilities and related assets;

         o a second priority pledge of all of the capital stock of each subsidiary guarantor; and

         o a first priority pledge of 65% of the stock of certain of Chemicals' subsidiaries incorporated outside of the United States.

         As a result of the priming order, the second priority liens held by the 12 3/8% Notes on all Chemicals' United States production facilities and related assets and the capital stock of each subsidiary guarantor became third priority liens. The priming order does not affect the priority of the pledge held by the 12 3/8% Notes of 65% of the stock of certain of Chemicals' subsidiaries incorporated outside of the United States.

         The 12 3/8% Notes bear interest at the annual rate of 12 3/8%, payable semi-annually on January 15 and July 15 of each year commencing January 15, 2000. During the pendency of the Chapter 11 cases, interest may accrue to the extent permitted by the Bankruptcy Code but is not payable unless ordered by the Bankruptcy Court. Without regard to the Chapter 11 filings, and except as otherwise provided below, the 12 3/8% Notes may not be redeemed by Chemicals prior to July 15, 2003. From that date until July 15, 2004, the 12 3/8% Notes may be redeemed at a premium of the principal amount thereof at maturity of 106.188% and, from July 15, 2004 until July 15, 2005, the 12 3/8% Notes may be redeemed at a premium of the principal amount thereof at maturity of 103.094%. Thereafter, Chemicals may redeem the 12 3/8% Notes at their face value plus accrued and unpaid interest. Prior to July 15, 2002, Chemicals could redeem in the aggregate up to 35% of the original principal amount of the 12 3/8% Notes with the proceeds of one or more specified Public Equity Offerings. Such redemptions could be made at a redemption price of 112.375% of the face value of the 12 3/8% Notes plus accrued and unpaid interest to the redemption date. After such redemption, at least $191.75 million aggregate principal amount of the 12 3/8% Notes must remain outstanding. No redemptions may be made during the pendency of the Chapter 11 cases and these notes will be extinguished upon the Debtors' emergence from Chapter 11.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.       LONG-TERM DEBT (CONTINUED)

         On July 23, 1999, Chemicals also established two secured revolving credit facilities providing up to $155,000,000 in revolving credit loans (the "Prior Revolvers") under a single Revolving Credit Agreement (the "Prior Credit Agreement"). Under the Prior Credit Agreement, Chemicals and each of its direct and indirect United States subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) were co-borrowers and were jointly and severally liable for any indebtedness thereunder. The Prior Revolvers consisted of (i) an $85,000,000 revolving credit facility secured by a first priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers and (ii) a $70,000,000 revolving credit facility secured by a first priority lien on all of the United States production facilities and related assets, all of the capital stock of Chemicals and all of the capital stock of each co-borrower and a second priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers. As mentioned above, the initial draw under the DIP Financing was used to repay all amounts under the Prior Revolvers.

         As part of Chemical's recapitalization in August of 1996, Chemicals issued $276.8 million of its 11 3/4% Senior Subordinated Notes due 2006 (the "11 3/4% Notes") and Holdings issued 191,751 Units, with each Unit consisting of one 13 1/2% Senior Secured Discount Note due 2008 (collectively, the "13 1/2% Notes") and one warrant to purchase three shares of the common stock, par value $0.01 per share, of Holdings ("Holdings Common Stock") for $0.01 per share. Holdings received $100 million in initial proceeds upon issuing $191.8 million of 13 1/2% Notes under the Units offering. On April 7, 1997, Chemicals issued $150.0 million of its 11 1/4% Senior Subordinated Notes due 2007 (the "11 1/4% Notes").

         The 11 3/4% Notes are unsecured senior subordinated obligations of Chemicals, ranking subordinate in right of payment to all existing and future senior debt of Chemicals, but pari passu with the 11 1/4% Notes and all future senior subordinated indebtedness. The 11 3/4% Notes bear interest at the annual rate of 11 3/4%, payable semi-annually on February 15 and August 15 of each year commencing February 15, 1997. However, no interest will be paid during the pendency of the Chapter 11 cases. As management believes this interest liability is subject to compromise, interest expense is not being recorded after the Petition Date. The 11 3/4% Notes were not redeemable by Chemicals prior to August 15, 2001. Under the indenture for the 11 3/4% Notes, from that date through August 15, 2004, the 11 3/4% Notes may be redeemed at a premium of the principal amount thereof at maturity varying between 105.875% and 101.958% and, after August 15, 2004, Chemicals may redeem the 11 3/4% Notes at their face value plus accrued and unpaid interest. However, notwithstanding the foregoing, no redemptions may be made during the pendency of the Chapter 11 cases and these notes will be extinguished upon the Debtors' emergence from Chapter 11.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.       LONG-TERM DEBT (CONTINUED)

         The 11 1/4% Notes are unsecured senior subordinated obligations of Chemicals, ranking subordinate in right of payment to all existing and future senior debt of Chemicals, but pari passu with the 11 3/4 % Notes and all future senior subordinated indebtedness of Chemicals. The
         11 1/4% Notes bear interest at the annual rate of 11 1/4%, payable semi-annually on April 1 and October 1 of each year commencing October 1, 1997. However, no interest will be paid during the pendency of the Chapter 11 cases. As management believes this interest liability is subject to compromise, interest expense is not being recorded after the Petition Date. Under the indenture for the 11 1/4% Notes, the 11 1/4% Notes may not be redeemed by Chemicals prior to April 1, 2002 and, from that date through April 1, 2005, the 11 1/4% Notes may be redeemed at a premium of the principal amount thereof at maturity varying between 105.625% and 101.875%. After April 1, 2005, Chemicals may redeem the
         11 1/4% Notes at their face value plus accrued and unpaid interest. However, notwithstanding the foregoing, no redemptions may be made throughout the duration of the Chapter 11 cases and these notes will be extinguished upon the Debtors' emergence from Chapter 11.

         DEBT MATURITIES

         The estimated remaining principal payments on the outstanding debt of the Company (excluding debt allocated from Chemicals) are as follows:

Year ending
September 30,                                            Dollars in Millions
-------------                                            -------------------
2003                                                           $      4.1
2004                                                                  1.1
2005                                                                    -
2006                                                                    -
2007                                                                    -
                                                               ----------
Total                                                          $      5.2
                                                               ==========


STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.       CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY

         The following condensed consolidated financial statements are presented in accordance with SOP 90-7:


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                Year ended September 30, 2002
                                                 --------------------------------------------------------------
                                                  Entities in        Entities Not in
                                                 Reorganization      Reorganization                           Consolidated
                                                 Proceedings(1)        Proceedings       Eliminations            Totals
                                                 ---------------     ---------------    ---------------     ---------------
Revenues                                         $        55,355     $       134,551    $        (3,191)    $       186,715
Cost of goods sold                                        41,934             108,126             (3,191)            146,869
                                                 ---------------     ---------------    ---------------     ---------------
Gross profit                                              13,421              26,425                 --              39,846
Selling, general and administrative
  expenses                                                 3,129               6,406                 --               9,535
Reorganization expense                                     4,204                  --                 --               4,204
Interest and debt related expenses, net                    9,831               1,166                 --              10,997
                                                 ---------------     ---------------    ---------------     ---------------

Income (loss) before income taxes                         (3,743)             18,853                 --              15,110
Provision for income taxes                                 4,369               7,511                 --              11,880
                                                 ---------------     ---------------    ---------------     ---------------

Net income (loss)                                $        (8,112)    $        11,342    $            --     $         3,230
                                                 ===============     ===============    ===============     ===============


                                                                      Year ended September 30, 2001
                                                 --------------------------------------------------------------------------
                                                  Entities in        Entities Not in
                                                 Reorganization      Reorganization                           Consolidated
                                                 Proceedings(1)        Proceedings       Eliminations            Totals
                                                 ---------------     ---------------    ---------------     ---------------
Revenues                                         $        56,230     $       134,989    $        (3,594)    $       187,625
Cost of goods sold                                        39,773             112,602             (3,594)            148,781
                                                 ---------------     ---------------    ---------------     ---------------
Gross profit                                              16,457              22,387                 --              38,844
Selling, general and administrative
  expenses                                                 2,406               5,962                 --               8,368
Reorganization expense                                     2,072                  --                 --               2,072
Interest and debt related expenses, net                   25,716                 361                 --              26,077
                                                 ---------------     ---------------    ---------------     ---------------

Income (loss) before income taxes                        (13,737)             16,064                 --               2,327
Provision for income taxes                                11,194               4,975                 --              16,169
                                                 ---------------     ---------------    ---------------     ---------------
Net income (loss)                                $       (24,931)    $        11,089    $            --     $       (13,842)
                                                 ===============     ===============    ===============     ===============


(1) Entities in reorganization proceedings include: Sterling Canada, Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY (CONTINUED)


CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
--------------------------------------------------------------------------------

                                                                                     September 30, 2002
                                                          ----------------------------------------------------------------------
                                                           Entities in     Entities Not in
                                                          Reorganization    Reorganization                         Consolidated
                                                          Proceedings(1)      Proceedings       Eliminations         Totals
                                                          ---------------   ---------------    ---------------   ---------------
ASSETS
Cash and cash equivalents                                 $            47   $         3,572    $            --   $         3,619
Accounts receivable, net                                            9,332            24,658             (4,390)           29,600
Inventories                                                         1,680             5,556                 --             7,236
Prepaid expenses                                                       10             1,194                 --             1,204
Property, plant and equipment, net                                 40,921            59,372                 --           100,293
Due from parent                                                   220,802                --                 --           220,802
Other assets                                                        1,256            22,231            (19,409)            4,078
                                                          ---------------   ---------------    ---------------   ---------------
Total Assets                                              $       274,048   $       116,583    $       (23,799)  $       366,832
                                                          ===============   ===============    ===============   ===============

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY IN ASSETS)

Current liabilities                                       $         3,783   $        26,346    $        (4,390)  $        25,739
Pre-petition liabilities subject to compromise                    181,675                --                 --           181,675
Pre-petition liabilities not subject to compromise                 82,491                --                 --            82,491
Long-term debt                                                     19,409             1,164            (19,409)            1,164
Non-current liabilities                                             5,036            12,738                 --            17,774
Stockholder's equity (deficiency in assets)                       (18,346)           76,335                 --            57,989
                                                          ---------------   ---------------    ---------------   ---------------
Total Liabilities and Stockholder's Equity                $       274,048   $       116,583    $       (23,799)  $       366,832
                                                          ===============   ===============    ===============   ===============


                                                                                    September 30, 2001
                                                         --------------------------------------------------------------------------
                                                          Entities in       Entities Not in
                                                         Reorganization      Reorganization                          Consolidated
                                                         Proceedings(1)       Proceedings        Eliminations           Totals
                                                         ---------------     ---------------    ---------------     ---------------
ASSETS
Cash and cash equivalents                                $         1,086    $            14    $            --   $         1,100
Accounts receivable, net                                          15,388             22,359             (3,079)           34,668
Inventories                                                        1,756              7,434                 --             9,190
Prepaid expenses                                                      16                871                 --               887
Property, plant and equipment, net                                44,332             62,761                 --           107,093
Due from parent                                                  203,793                 --                 --           203,793
Other assets                                                       7,334             21,944            (19,409)            9,869
                                                          ---------------   ---------------    ---------------   ---------------
Total Assets                                             $       273,705    $       115,383    $       (22,488)  $       366,600
                                                          ===============   ===============    ===============   ===============

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY IN ASSETS)

Current liabilities                                      $         3,813    $        17,642    $        (3,079)  $        18,376
Pre-petition liabilities subject to compromise                   181,965                 --                 --           181,965
Pre-petition liabilities not subject to compromise                73,084                 --                 --            73,084
Long-term debt                                                    19,409             18,798            (19,409)           18,798
Non-current liabilities                                            5,727             13,353                 --            19,080
Stockholder's equity (deficiency in assets)                      (10,293)            65,590                 --            55,297
                                                          ---------------   ---------------    ---------------   ---------------
Total Liabilities and Stockholder's Equity               $       273,705    $       115,383    $       (22,488)  $       366,600
                                                          ===============   ===============    ===============   ===============

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY (CONTINUED)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                 Year ended September 30, 2002
                                                                     -------------------------------------------------------
                                                                      Entities in       Entities Not in
                                                                     Reorganization      Reorganization        Consolidated
                                                                     Proceedings(1)        Proceedings            Totals
                                                                     ---------------     ---------------     ---------------
Net cash provided by (used in) operating activities                  $          (217)    $        24,266     $        24,049
Cash flows from investing activities:
   Capital expenditures                                                         (822)             (5,697)             (6,519)
                                                                     ---------------     ---------------     ---------------
Net cash provided by (used in) investing activities                             (822)             (5,697)             (6,519)
Cash flows from financing activities:
   Repayments of long-term debt                                                   --             (14,800)            (14,800)
   Debt issuance costs                                                            --                (206)               (206)
                                                                     ---------------     ---------------     ---------------
Net cash provided by (used in) financing activities                               --             (15,006)            (15,006)
Effect of exchange rate changes on cash                                           --                  (5)                 (5)
                                                                     ---------------     ---------------     ---------------
Net increase(decrease) in cash and cash equivalents                           (1,039)              3,558               2,519
                                                                     ---------------     ---------------     ---------------
Cash and cash equivalents at beginning of year                                 1,086                  14               1,100
                                                                     ---------------     ---------------     ---------------
Cash and cash equivalents at end of year                             $            47     $         3,572     $         3,619
                                                                     ===============     ===============     ===============


                                                                                 Year ended September 30, 2002
                                                                     -------------------------------------------------------
                                                                      Entities in       Entities Not in
                                                                     Reorganization      Reorganization        Consolidated
                                                                     Proceedings(1)        Proceedings            Totals
                                                                     ---------------     ---------------     ---------------
Net cash provided by (used in) operating activities                  $       (24,565)    $        12,333     $       (12,232)
Cash flows from investing activities:
   Capital expenditures                                                         (627)             (5,127)             (5,754)
   Investments                                                                 6,764              (6,764)                 --
                                                                     ---------------     ---------------     ---------------
Net cash provided by (used in) investing activities                            6,137             (11,891)             (5,754)
Cash flows from financing activities:
   Proceeds from long-term debt                                                   --              20,004              20,004
   Repayments of long-term debt                                               19,409             (19,409)                 --
   Debt issuance costs                                                           105              (1,112)             (1,007)
                                                                     ---------------     ---------------     ---------------
Net cash provided by (used in) financing activities                           19,514                (517)             18,997
Effect of exchange rate changes on cash                                           --                   3                   3
                                                                     ---------------     ---------------     ---------------
Net increase(decrease) in cash and cash equivalents                            1,086                 (72)              1,014
                                                                     ---------------     ---------------     ---------------
Cash and cash equivalents at beginning of year                                    --                  86                  86
                                                                     ---------------     ---------------     ---------------
Cash and cash equivalents at end of year                             $         1,086     $            14     $         1,100
                                                                     ===============     ===============     ===============

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.       INCOME TAXES

         The Company's US subsidiaries are included in the consolidated federal United States tax returns filed by Holdings. The Company's provision (benefit) for United States income taxes has been allocated as if the Company filed its annual federal United States tax returns on a separate return basis. As of September 30, 2002, 2001, the Company recorded nil and nil, respectively, of deferred income tax assets in due from parent company.

         For the years ended September 30, 2002, 2001 and 2000, the Company recorded $5.7, $11.2 and nil million, respectively, of United States income tax provision in its provision for income taxes.

         Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts. A reconciliation of the Canadian income taxes to the Canadian effective tax provision follows:

                                                                                Year ended September 30,
                                                                         ----------------------------------------
                                                                            2002           2001           2000
                                                                         ----------     ----------     ----------
                                                                                   (Dollars in Thousands)
Provision for federal income tax at the statutory rate                   $    4,273     $    3,713     $    2,308
Provincial income taxes at the statutory rate                                 2,251          2,072          1,114
Federal and provincial manufacturing and
   processing tax credits                                                      (264)          (810)          (476)
                                                                         ----------     ----------    ----------
                                                                         $    6,260     $    4,975     $    2,946
                                                                         ==========     ==========    ==========

         The provision for Canadian income taxes is composed of the following:

                                                                                 Year ended September 30,
                                                                          ---------------------------------------
                                                                             2002           2001          2000
                                                                          ----------     ----------    ----------
                                                                                   (Dollars in Thousands)
Current federal                                                           $    4,712     $    2,135    $    1,107
Deferred federal                                                                (703)           768           725
Current provincial                                                             2,630          1,640           611
Deferred provincial                                                             (379)           432           503
                                                                          ----------     ----------    ----------
                                                                          $    6,260     $    4,975    $    2,946
                                                                          ==========     ==========    ==========

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.      INCOME TAXES (CONTINUED)

         The components of the Company's deferred income tax assets and liabilities are summarized below:

                                                                      September 30,
                                                                -------------------------
                                                                   2002           2001
                                                                ----------     ----------
                                                                  (Dollars in Thousands)
Deferred tax assets:
  Accrued liabilities                                           $      136     $      452
  Accrued postretirement cost                                        1,418          1,522
  Investment tax credits                                                --            115
                                                                ----------     ----------
                                                                     1,554          2,089
                                                                ----------     ----------
Deferred tax liabilities:
  Property, plant and equipment                                     (9,718)       (11,260)
  Other                                                               (249)            --
                                                                ----------     ----------
                                                                    (9,967)       (11,260)
                                                                ----------     ----------
Net deferred tax liabilities                                    $   (8,413)    $   (9,171)
                                                                ==========     ==========

7.       EMPLOYEE BENEFITS

         The Company's United States employees participate in various employee benefit plans of Chemicals. Costs, assets, and liabilities associated with United States employees participating in these various plans are allocated to the Company by Chemicals based on the number of employees. In addition, the Company sponsors various employee benefit plans in Canada.

         The Debtors have received approval from the Bankruptcy Court to pay or otherwise honor certain of their pre-petition obligations, including payments for employee wages and salaries, benefits and other employee obligations. The Debtors' obligations under its employee benefit plans are liabilities that are subject to compromise under the Chapter 11 reorganization proceedings. See Note 3 for further information on pre-petition liabilities subject to compromise.

         Employee Savings Plan

         The Company introduced an Employee Savings Plan for all eligible full-time Canadian employees with an effective date of October 1, 2000. Each participant has the option to contribute a percentage of his or her earnings to the Canadian savings plan, with no limit on the maximum percentage contributed. The Company will match 100% of a participant's contributions, to the extent such contributions do not exceed 3.5% of such participant's cash compensation (excluding bonuses, profit sharing, and similar types of compensation). The Company has recorded an expense of $0.3 and $0.2 million related to the Savings Plan for the fiscal years ended September 30, 2002 and 2001, respectively.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.      EMPLOYEE BENEFITS (CONTINUED)

        Profit Sharing and Bonus Plans

        In January of 1997, Holdings' Board of Directors, upon recommendation of its Compensation Committee, approved the establishment of a Profit Sharing Plan that is designed to benefit all qualified employees, and a Bonus Plan that is designed to provide certain exempt salaried employees of the Company with the opportunity to earn bonuses, depending, among other things, on the annual financial performance of Holdings.

        The Company has recorded (income) and expense of nil, ($0.1) million, $1.3 million related to the Profit Sharing Plan and nil, nil and $1.1 million related to the Bonus Plan for each of the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

        Phantom Stock Plan

        The Company has a phantom stock plan for all eligible full-time Canadian employees. The effective date of this Plan was August 21, 1996 and the expiration date was December 31, 2000. At the end of each plan year, the plan administrator established a "determined percentage" for the preceding plan year. This percentage was then multiplied by each participant's compensation for the plan year to determine the award amount. The award amount was then divided by the fair market value of one share of the common stock of Holdings, as of December 31 of that plan year, to determine the number of rights to be credited to the participant. Upon termination of employment, the benefit amount becomes payable to the participant. The benefit amount is the number of vested rights in the participant's account, multiplied by the fair market value of one share of common stock of Holdings as of the most recent valuation date.

        The Company has recorded (income) and expense of nil, $(0.4) million and $0.2 million related to the phantom stock plan for the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7.      EMPLOYEE BENEFITS (CONTINUED)

        Savings and Investment Plan

        Chemicals' Sixth Amended and Restated Savings and Investment Plan covers substantially all United States employees of the Company, including executive officers. This Plan is qualified under Section 401(k) of the Internal Revenue Code. Each participant has the option to defer taxation of a portion of his or her earnings by directing the Company to contribute a percentage of such earnings to this Plan. A participant may direct up to a maximum of 20% of eligible earnings to this Plan, subject to certain limitations set forth in the Internal Revenue Code for "highly compensated" participants. A participant's contributions become distributable upon the termination of his or her employment. The Company did not make any contribution to this Plan in fiscal 2000. Beginning October 1, 2000, the Company began matching 50% of a participant's contributions, to the extent such contributions do not exceed 7% of such participant's cash compensation (excluding bonuses, profit sharing, and similar types of compensation). The Company has recorded an expense of $0.1 and $0.1 million related to the Savings and Investment Plan for the fiscal years ended September 30, 2002 and 2001.

        Retirement Benefit Plans

        Chemicals has non-contributory pension plans in the United States which cover all salaried and wage employees of the Company. The benefits under these plans are based primarily on years of U.S. service and employees' pay near retirement. Chemicals' funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of government and corporate securities. The liability relating to United States employees allocated to the Company by Chemicals for the retirement benefit plans and included in Due to parent company was $1.0 million and $0.8 million at September 30, 2002 and 2001, respectively. The total pension expense relating to United States employees allocated to the Company was $0.2 million, $0.2 million and $0.2 million for the years ended September 30, 2002, 2001, and 2000, respectively.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.      EMPLOYEE BENEFITS (CONTINUED)

        The Company sponsors defined benefit and defined contribution pension plans in Canada which cover all Canadian salaried and wage employees.

        Information for Canadian defined benefit plans concerning the pension obligation, plan assets, amounts recognized in the Company's financial statements, and underlying actuarial assumptions is stated below.


                                                                       September 30,
                                                               ------------------------------
                                                                   2002              2001
                                                               ------------      ------------
                                                                   (Dollars in Thousands)

Change in benefit obligation:
  Benefit obligation at beginning of year                      $     19,470      $     17,608
  Currency rate conversion                                              430              (855)
  Service cost                                                          863               713
  Interest cost                                                       1,491             1,293
  Plan amendments                                                        --               196
  Actuarial loss (gain)                                                (257)              985
  Benefits paid                                                        (486)             (470)
                                                               ------------      ------------
  Benefit obligation at end of year                            $     21,511      $     19,470
                                                               ============      ============

Change in plan assets:
  Fair value at beginning of year                              $     14,856      $     17,817
  Currency rate conversion                                               59              (865)
  Actual return on plan assets                                         (475)           (2,348)
  Employer contributions                                              1,394               722
  Benefits paid                                                        (486)             (470)
                                                               ------------      ------------
  Fair value at end of year                                    $     15,348      $     14,856
                                                               ============      ============

Development of net amount recognized:
  Funded status                                                $     (6,163)     $     (4,614)
  Supplemental retirement plan                                         (418)               --
  Unrecognized cost:
    Actuarial loss                                                    5,082             3,449
    Prior service cost                                                  412               453
                                                               ------------      ------------
Net amount recognized                                          $     (1,087)     $       (712)
                                                               ============      ============

Amounts recognized in the statement of financial position:
  Prepaid pension asset                                        $        116      $        170
  Accrued pension liability                                          (1,395)             (882)
  Accumulated other comprehensive income                                192                --
                                                               ------------      ------------
Net amount recognized                                          $     (1,087)     $       (712)
                                                               ============      ============

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.     EMPLOYEE BENEFITS (CONTINUED)

        Net periodic pension costs for the Canadian defined benefit pension plans consist of the following components:



                                                                         September 30,
                                                       --------------------------------------------------
                                                           2002               2001               2000
                                                       ------------       ------------       ------------
                                                                     (Dollars in Thousands)

Components of net pension costs:
  Service cost-benefits earned during the year         $        863       $        713       $        716
  Interest on projected benefit obligation                    1,491              1,293              1,240
  Expected return on plan assets                             (1,369)            (1,281)            (1,144)
  Net amortization:
    Actuarial loss (gain)                                       240                (89)                28
    Prior service cost                                           41                 27                 (2)
                                                       ------------       ------------       ------------
Net pension costs                                      $      1,266       $        663       $        838
                                                       ============       ============       ============

Weighted average assumptions:
  Discount rate                                                 7.3%               7.3%               7.5%
  Rates of increase in salary compensation level                5.0%               4.5%               4.5%
  Expected long-term rate of return on plan assets              8.0%               7.5%               7.5%


        Postretirement Benefits Other than Pensions

        Chemicals and the Company provide certain health care benefits and life insurance benefits for retired employees. Substantially all employees become eligible for these benefits at normal retirement age. The cost of these benefits is accrued during the period in which the employee renders the necessary service.

        Health care benefits are provided to employees who retire with ten or more years of service, excluding Canadian employees covered by collective bargaining agreements. All employees are eligible for postretirement life insurance. Postretirement health care benefits for United States plans are non-contributory. Benefit provisions for most hourly and some salaried employees are subject to collective bargaining agreements. In general, the plans stipulate that retiree health care benefits are paid as covered expenses are incurred. The liability relating to United States employees allocated to the Company by Chemicals for the postretirement benefits other than pensions and included in Due to parent company was $0.6 million and $0.5 million at September 30, 2002 and 2001, respectively. The total postretirement benefits other than pensions expense for United States employees allocated to the Company was $0.1 million, $ 0.2 million and $0.3 million for the years ended September 30, 2002, 2001, and 2000, respectively.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.      EMPLOYEE BENEFITS (CONTINUED)

        Information for Canadian postretirement benefit plans other than pensions, with respect to the plan obligation, the funded status, amounts recognized in the Company's financial statements, and underlying actuarial assumptions is stated below.


                                                     September 30,
                                              ------------------------------
                                                  2002              2001
                                              ------------      ------------
                                                 (Dollars in Thousands)
Change in benefit obligation:
  Benefit obligation at beginning of year     $      5,551      $      4,751
  Service cost                                         119               238
  Interest cost                                        192               355
  Actuarial loss (gain)                             (2,822)              407
  Benefits paid                                        (30)             (200)
                                              ------------      ------------
Benefit obligation at end of year             $      3,010      $      5,551
                                              ============      ============

Development of net amount recognized:
  Funded status                               $     (3,010)     $     (5,551)
  Currency rate conversion                             240               191
  Unrecognized cost:
  Actuarial loss (gain)                             (2,396)              267
                                              ------------      ------------
Net amount recognized                         $     (5,166)     $     (5,093)
                                              ============      ============


        The Company allocated $1.2 million and $1.2 million to a company related by common control for the years ended September 30, 2002 and 2001, respectively, based upon the number of employees at each Canadian location.

        Net periodic plan costs for the Canadian postretirement benefit plan other than pensions consist of the following components:

                                                                   September 30,
                                                -------------------------------------------------
                                                    2002               2001              2000
                                                ------------       ------------      ------------
                                                              (Dollars in Thousands)

Components of net plan costs:
  Service cost                                  $        119       $        238      $        314
  Interest cost                                          192                355               329
  Net amortization of actuarial (gain) loss             (160)                 7                16
                                                ------------       ------------      ------------
Net plan costs                                  $        151       $        600      $        659
                                                ============       ============      ============

Weighted-average assumptions:
  Discount rate                                         6.75%              7.25%             7.50%
  Rate of compensation increase                         4.00%              4.00%             4.00%


STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7.     EMPLOYEE BENEFITS (CONTINUED)

        The weighted average annual assumed health care trend rate is 11% for 2002. The rate is assumed to decrease gradually to 6% in 2006 and remain level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care trend rates would have the following effects:


                                                            1% Increase      1% Decrease
                                                            -----------------------------
                                                                (Dollars in Thousands)

Effect on total of service and interest cost components     $         15     $        (13)
Effect on postretirement benefit obligation                 $        127     $       (111)


8.      COMMITMENTS AND CONTINGENCIES

        Lease Commitments

        The Company has entered into various long-term noncancellable operating leases. Future minimum lease commitments at September 30, 2002 are as follows: fiscal 2003 - $5.9 million; fiscal 2004 - $5.2 million; fiscal 2005 - $4.3 million; fiscal 2006 - $3.1 million; fiscal 2007 - $2.0 million; and thereafter - $2.8 million.

        Rent expense for the years ended September 30, 2002, 2001 and 2000 was $4.1 million, $4.2 million and $3.7 million, respectively.

        Environmental and Safety Matters

        The Company's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations, and permit requirements. Environmental permits required for the Company's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacture, handling, processing, distribution, and use of the Company's chemical products and, if so affected, the Company's operations may be materially and adversely affected. In addition, changes in environmental requirements can cause the Company to incur substantial costs in upgrading or redesigning its facilities and processes, including waste treatment, storage, disposal, and other waste handling practices and equipment.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.     COMMITMENTS AND CONTINGENCIES (CONTINUED)

        The Company conducts environmental management programs designed to maintain compliance with applicable environmental requirements at all of its facilities. The Company routinely conducts inspection and surveillance programs designed to detect and respond to leaks or spills of regulated hazardous substances and to correct identified regulatory deficiencies. The Company believes that its procedures for waste handling are consistent with industry standards and applicable requirements. In addition, the Company believes that its operations are consistent with good industry practice. However, a business risk inherent with chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees, and nearby landowners and occupants. While the Company believes its business operations and facilities generally are operated in compliance in all material respects with all applicable environmental and health and safety requirements, the Company cannot be sure that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees, contractors and their employees, and the public. Some risk of environmental costs and liabilities is inherent in the Company's operations and products, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in the incurrence of liabilities substantially in excess of its insurance coverages.

        The Company's operating expenditures for environmental matters, mostly waste management and compliance, were approximately $3.4 million, $3.4 million and $2.5 million for fiscal years 2002, 2001 and 2000, respectively. The Company also spent approximately $0.7 million, $0.6 million and $0.7 million for environmentally related capital projects in fiscal years 2002, 2001 and 2000, respectively.

        A significant ban on all chlorine containing compounds could have a materially adverse effect on our financial condition and results of operations. British Columbia had a regulation in place requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by December 31, 2002. However, in April 2001, a new government came into power in British Columbia. This new administration was aware of the issues surrounding this regulation and commissioned a study by the British Columbia Absorbable Organic Halogens (AOX) Scientific Advisory Panel. The panel concluded that there was no evidence available to it at this time to indicate that further reductions of effluent AOX beyond that already achieved would result in any demonstrable environmental benefit. On July 5, 2002, British Columbia amended the previous regulation that now permits a monthly average discharge of 0.6 kg of AOX per air dry metric ton, which is similar to the U.S. EPA regulations governing bleach pulp mills.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        Legal Proceedings

        As discussed in Note 1, the Debtors filed petitions for reorganization under Chapter 11 of the Bankruptcy Code on July 16, 2001. As a result of the Debtors' commencement of the Chapter 11 cases, an automatic stay has been imposed against the commencement or continuation of legal proceedings against the Debtors outside of the Bankruptcy Court. The automatic stay will not apply, however, to governmental authorities exercising their police or regulatory powers, including the application of environmental laws. Claimants against the Debtors may assert their claims in the Chapter 11 cases by filing a timely proof of claim, to which the Debtors may object and seek a determination from the Bankruptcy Court as to the allowability of the claim. Claimants who desire to liquidate their claims in legal proceedings outside of the Bankruptcy Court will be required to obtain relief from the automatic stay by order of the Bankruptcy Court. If such relief is granted, the automatic stay will remain in effect with respect to the collection of liquidated claim amounts. As a general rule, all claims against the Debtors that seek a recovery from assets of the Debtors' estates will be addressed in the Chapter 11 cases and paid only pursuant to the terms of a confirmed plan of reorganization.

        The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material adverse effect on its financial position, results of operations, or cash flows, although the Company cannot give any assurances to that effect.

        Guarantees and Pledges of Common Stock

        The subsidiaries of Chemicals which guaranteed the 12 3/8% notes consist of Sterling Canada, Inc. (excluding Sterling Chemicals Acquisitions, Inc. and its subsidiaries), Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Chemicals Energy, Inc., Sterling Chemicals International, Inc. and Sterling Fibers, Inc. which, together with Sterling Pulp Chemicals Ltd. and Sterling NRO, Ltd., are collectively referred to as the "Guarantors."

        In order to secure the repayment of the DIP Financing, the following pledges of stock were made by the holders of that stock:

        In order to secure the fixed assets revolving credit facility, a first priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of the Guarantors incorporated outside the United States, and a second priority pledge of the remaining 65% of that stock; and

        In order to secure all of the current assets revolving credit facility, a third priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 65% of the common stock of the Guarantors incorporated outside the United States and a second priority pledge of the remaining 35% of that stock.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        As a result of the priming order, in order to secure an additional $40 million of the current assets revolving credit facility, there is a first priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of the Guarantors incorporated outside the United States, and a second priority pledge of the remaining 65% of that stock, which will result in the lowering by one level of priority of each of the pledges described above.

        In order to secure the repayment of the 12 3/8% Notes, the holders of the Guarantors' common stock initially made a second priority pledge of 100% of the common stock of each of the Guarantors incorporated in the United States and a first priority pledge of 65% of the common stock of each of the Guarantors incorporated outside of the United States. However, after the issuance of the priming order by the Bankruptcy Court, the priority of the pledge of the common stock of the Guarantors incorporated in the United States was lowered to a third priority pledge.

9.       RELATED PARTY TRANSACTIONS

        In the normal course of operations of the Company, the following represents significant transactions with related parties for the fiscal years ended September 30, 2002, 2001 and 2000:



                                             Year ended September 30,
                                   ----------------------------------------------
                                       2002             2001             2000
                                   ------------     ------------     ------------
                                              (Dollars in Thousands)

Commonly-controlled companies:
  Sale of goods                    $      3,635     $      2,866     $      3,500
  Purchase of goods                       7,440            8,364            6,087
  Administration fee revenue                318              326              340

10.     FINANCIAL INSTRUMENTS

        Foreign Exchange

        The Company has previously entered into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The forward foreign exchange contracts had varying maturities with none exceeding 18 months. The Company made net settlements of United States dollars for Canadian dollars at rates agreed to at inception of the contracts. The Company does not engage in currency speculation. The last of the Company's existing forward exchange contracts expired in March of 2000, and it does not currently intend to enter into any additional forward exchange contracts.

        Electricity Contracts

        Sterling Pulp periodically enters fixed price agreements for a portion of their electrical energy requirements. Sterling Pulp had entered into a fixed price agreement relating to the supply of a portion of the electrical energy at one of the Canadian sodium chlorate production facilities. The difference between the forecasted price of energy and the fixed price resulted in the recognition of an unrealised gain (loss) of $0.2 million and $(1.2) million at September 30, 2002 and 2001, respectively, based upon on current market prices and quantities to be delivered. The current agreement expires December 31, 2002.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

9.      FINANCIAL INSTRUMENTS (CONTINUED)

        Concentrations of Risk

        The Company sells its products primarily to companies involved in the pulp and paper manufacturing industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable.

        The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of these institutions and believes that the possibility of any loss is minimal.

        Approximately 31% of the Company's employees are covered by union agreements. Two agreements will expire during fiscal 2003.

        Investments

        It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations, such as certificates of deposit, repurchase agreements, or Eurodollar deposits with domestic or foreign banks or other financial institutions. Other permitted investments include commercial paper of major United States corporations with ratings of A1 by Standard & Poor's Ratings Group or P1 by Moody's Investor Services, Inc., loan participations of major United States corporations with a short term credit rating of A1/P1, and direct obligations of the United States Government or its agencies. In addition, not more than $5 million may be invested by the Company with any single bank, financial institution, or United States corporation.

        Fair Value of Financial Instruments

        The carrying amounts reflected in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities approximate fair value due to the short maturities of these instruments. The following table presents the carrying value and fair value of the long-term debt (including current maturities) at September 30, 2002:

                                 Carrying Value        Fair Value
                                 ---------------     ---------------
                                         (Dollars in Millions)

Canadian Financing Agreement     $           5.2     $           5.2

        Due to the uncertainty resulting from the Bankruptcy filings discussed in Note 1, it is not practical to estimate the fair value of the amount due from parent company (non-interest bearing) and the pre-petition liabilities or the Debtors' borrowings allocated to the Company. As the Canadian Financing Agreement has variable interest rates, the fair value approximates its carrying value.

        At September 20, 2002 and 2001, the Company's forward power contract had a fair market value of $0.2 and ($1.2) million, respectively based on the Company's estimate of what the Company would have to pay to terminate the contract at September 30, 2002.